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                                                                      EXHIBIT 21



Subsidiaries of CCC Information Services Group Inc.:

CCC Information Services Inc.
CCC Consumer Processing Services Inc.
Asset Management Inc.
Professional Claims Services Inc. (California)
Professional Claims Services Inc. (Nevada)
Professional Claims Services Inc. (Washington)
Professional Claims Services Inc. (Utah)
Professional Claims Services Inc. of Arizona
Certified Collateral Corporation of Canada, Ltd.
CCC International Holding Ltd.
Rayfield Limited (dba CCC International)
Credit Card Service Corporation